Calculation of Filing Fee Tables
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NBT BANCORP INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.01 per share	Other	5,083,606		$ 227,644,985.00	0.0001531	$ 34,852.45
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 227,644,985.00		$ 34,852.45
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 34,852.45
Offering Note
[1]	The amount in the "Amount Registered" column represents the estimated maximum number of shares of NBT Bancorp Inc. common stock that may be issued upon the completion of the merger described herein. This registration statement also relates to an indeterminate number of shares of NBT Bancorp Inc. common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act. The amount in the "Maximum Aggregate Offering Price" column is estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant's common stock was computed in accordance with Rule 457(c) by multiplying (a) $40.75, the average of the high and low prices per share of Evans Bancorp, Inc. common stock on October 18, 2024, as reported on The NASDAQ Stock Market, LLC, by (b) 5,586,380, the maximum possible number of shares of Evans Bancorp, Inc. common stock that may be exchanged or cancelled in the merger.